Exhibit 10.2

Employment Agreement

between

PartnerRe Capital Markets Corporation

One Greenwich Plaza

Greenwich, CT

06830-6352

USA

(the “Company”)

and

Marvin Pestcoe

At the address maintained in the Company’s employment records

(the “Executive”)

WITNESSETH:

WHEREAS, the Company desires to memorialize the terms of employment of the Executive as CEO of PartnerRe Capital Markets Group; and

WHEREAS, the Executive is willing to serve the Company on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	EMPLOYMENT

The Company agrees to employ the Executive and the Executive agrees to serve the Company on the terms and conditions set forth herein.

2.	EFFECTIVE DATE

This Agreement shall be effective, and the Executive’s employment as contemplated hereunder shall commence, as of October 1, 2010 (the “Effective Date”).

3.	POSITION AND DUTIES

(a)	The Executive shall serve as CEO of the Company and shall report directly to the Chief Executive Officer of PartnerRe Ltd. (the “CEO”). The Executive shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company as are consistent with such positions, as well as such other reasonable duties and services consistent with such position with a multi-national reinsurance company and as may be prescribed from time to time by the CEO. The Executive’s performance of any duties and responsibilities shall be conducted in a manner consistent with all Company policies and any other reasonable guidelines provided to the Executive by the CEO.

(b)	Subject to (a) above, the Executive also agrees to serve as an officer and/or director of any subsidiary of the Company without additional compensation.

(c)	Except during customary vacation periods and periods of illness, the Executive shall, during his employment hereunder, devote substantially his full business time and attention to the performance of services for the Company. The Company hereby acknowledges that the Executive shall be permitted to devote a reasonable amount of his business time, consistent with his duties to the Company and with the prior consent of the CEO, to (a) the management of personal and family investments, (b) serving on the board of directors and/or acting as an officer of any not-for-profit entities that are not engaged in businesses similar to the Company or (c) serving on the board of directors of any private or public companies that are not engaged in businesses similar to the Company or any insurance / reinsurance companies; provided that such activities do not materially affect the duties of the Executive owed to the Company.

4.	PLACE OF PERFORMANCE

In connection with the Executive’s employment by the Company, the Executive shall generally perform his duties in Greenwich, Connecticut, USA, except for reasonably necessary travel on business and in connection with the performance of his duties hereunder and with the understanding that he may perform his duties hereunder at such other places as are mutually agreed upon with the CEO.

5.	COMPENSATION AND RELATED MATTERS

(a)	Base Salary. During the term of the Executive’s employment hereunder, the Company shall pay to the Executive a base salary at an aggregate initial rate as further detailed in the attached Schedule, which shall be approved by the Compensation Committee of PartnerRe Ltd.’s Board of Directors (the “Compensation Committee”) (which salary, as adjusted from time to time, is referred to herein as “Base Salary”). The Base Salary shall be paid in equal installments in accordance with normal payroll practices of the Company but not less frequently than monthly. Base Salary may be increased (but not decreased) annually at the discretion of the Compensation Committee. Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive’s Base Salary hereunder.

(b)	Annual Incentive. During the term of the Executive’s employment hereunder, the Executive will be eligible to receive annual incentive compensation in an amount based upon PartnerRe’s then applicable fiscal year determined in the sole discretion of the Compensation Committee in accordance with PartnerRe’s Annual Incentive Guidelines (the “Annual Incentive”). The Executive’s target Annual Incentive as a percentage of his Base Salary is set forth on the attached Schedule (the “Target Annual Incentive”). In no event shall the Annual Incentive be paid later than March of the year following the year with respect to which such Annual Incentive is payable.

(c)	Equity. The Executive will be eligible to participate in the equity plans of the Company (the “Plans”). The Executive shall receive equity awards at the sole discretion of the Compensation Committee and in accordance with, and subject to, the terms of the Plans and any agreement executed by the Executive in connection therewith (any such agreement, an “Equity Award Agreement”).

(d)	Expenses. During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement from the Company of all reasonable expenses incurred by the Executive in promoting the business of the Company and in performing services hereunder, including all expenses of travel and entertainment and living expenses while away from home on business or at the request of, or in the service of the Company; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company, as applicable, from time to time. Without limiting the generality of the foregoing, the Executive must submit reimbursement requests within one year after incurring the underlying expense, provided that no reimbursements shall occur more than twelve months after the expense is submitted for reimbursement.

(e)

Benefit Plans. During the term of this Agreement, the Executive shall be eligible to participate in all of the applicable benefit plans and perquisite programs of the Company that are available to other executives of the Company, as applicable, on the same terms as such other executives (“Benefit Plans”). The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement so long as such amendment, modification, suspension or termination affects all executives similarly. A list of the current Benefit Plans, in which the Executive is eligible to participate, is set forth on the attached Schedule.

6. TERMINATION

The Executive’s employment hereunder may be terminated under the following circumstances, subject to the effective Date of Termination described in Section 6(e) hereof:

(a)	Death, Disability or Retirement.

(i)	The Executive’s employment hereunder shall terminate upon his death.

(ii)	If the Executive shall have qualified for long-term disability benefits under any Company long-term disability insurance arrangement in which he is participating, then the Company may at any time after the date of such qualification, give to the Executive a Notice of Termination (as defined in Section 6(d) hereof) and the Executive’s employment hereunder shall terminate on the Date of Termination described in Section 6(e) hereof.

(iii)	The Executive’s employment hereunder shall terminate upon his retirement. The Executive will have the option to retire as of April 1, 2014, approximately four years from the start of his role as CEO of PartnerRe Capital Markets Group. Unvested equity awards held by the Executive on the date of Retirement will continue to vest according to the original vesting schedule.

(b)	Termination by the Company. The Company may terminate the Executive’s employment hereunder (i) for Cause at any time or (ii) without Cause by providing twelve months’ prior written notice to the Executive. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (A) the engaging by the Executive in serious negligence or willful misconduct which is demonstrably injurious to its subsidiaries; provided that the Board of Directors of PartnerRe Ltd. (the “Board”) has provided the Executive with written notice identifying the act or acts or failure or failures to act said to constitute Cause and an opportunity for the Executive to cure the deficiency within 30 days after receipt of such notice, or (B) willful and intentional failure to comply in all material respects with the direction of the CEO or the Board, after written notice and the opportunity to correct, or (C) the willful and intentional material breach of this Agreement, or (D) the conviction, a plea of guilty or a plea of no contest of the Executive for a serious criminal act. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(c)	Termination by the Executive. The Executive may terminate his employment hereunder (i) with Good Reason at any time or (ii) without Good Reason by providing twelve months’ prior written notice to the Company. For purposes of this Agreement, “Good Reason” shall mean (A) a failure by the Company to comply with any material provision of this Agreement, (B) the assignment to the Executive by the Company of duties inconsistent in a material adverse respect with the Executive’s position, authority, duties or responsibilities with the Company, as applicable, as in effect immediately after the date of execution of this Agreement including, but not limited to, any reduction whatsoever in such position, authority, duties, responsibilities or status, or a change in the Executive’s titles as then in effect, except in connection with the termination of his employment on account of his death, disability, or for Cause, (C) without the Executive’s prior written consent, any reduction in Base Salary and annual benefits in accordance with the provisions of Schedule 1 (D) change in the condition of employment or (E) any purported termination of the Executive’s employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6(d) hereof; provided that the Executive has provided the Board with written notice identifying the act or acts or failure or failures to act said to constitute Good Reason within 90 days of the occurrence of such act(s) and the opportunity for the Company to cure the deficiency within 30 days after receipt of such notice.

(d)	Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than for death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(e)	Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated by his disability pursuant to Section 6(a)(ii) hereof, the date specified in the Notice of Termination, (iii) if the Executive’s employment is terminated by the Company without Cause or by the Executive without Good Reason, the date specified in the Notice of Termination, which shall be not less than twelve months after such Notice is delivered, or (iv) if the Executive’s employment is terminated by the Company for Cause or if the Executive voluntarily terminates his employment with Good Reason, the date specified in the Notice of Termination, which can be immediate.

(f)	Payment in lieu of notice. In lieu of providing Notice of Termination of employment in accordance with Sections 6(d) and 6(e)(iii) hereof and remaining employed by the Company for any notice period specified within such Notice of Termination, the Company may, in its discretion, terminate the Executive’s employment immediately or upon such date as it determines appropriate (the “Section 6(f) Termination Date”) provided that the Company must then pay to the Executive, within a reasonable time period determined by the Board the sum of: (x) his Annual Base Salary and annual benefits as described in Schedule I; and (y) an amount equal to the average of the Annual Incentive received by the Executive for the three fiscal years prior to the year (including the Capital Market Group Long Term Incentive Program (LTIP) for each pool year) of the Section 6(f) Termination Date or the target annual incentive for the current year, whichever is the greater, (the “Average Incentive Amount”) prorated based on the number of days elapsed in the current fiscal year as of the Section 6(f) Termination Date.

(g)	Removal from Boards and Positions. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a director, from the Board or Board of Directors of any subsidiary or affiliate of PartnerRe Ltd., (ii) from any position with PartnerRe Ltd. or any subsidiary or affiliate of PartnerRe Ltd., including, but not limited to, as an officer of the Company or any of its subsidiaries or affiliates.

7.	COMPENSATION UPON RETIREMENT

In the event that the Executive’s employment terminates by reason of retirement, the provisions of this Section 7 shall determine the Executive’s entitlement to compensation and benefits in connection with and subsequent to such termination.

If the Executive’s employment terminates as a result of his retirement on or after attaining retirement age, as defined by the policy in place in the Executive’s country of employment in the year of his retirement, the Company shall pay to the Executive, within 30 days after the date on which his employment terminates as a result of this retirement (the “Retirement Date”): (i) all accrued Base Salary and benefits through the Retirement Date (the “Accrued Benefits”), and (ii) the Average Incentive Amount, prorated based on the number of days elapsed in the current fiscal year as of the Retirement Date, and (iii) any other payments or benefits that may be approved by the Board in its sole discretion; provided that, if at the time of such termination, any payments required under this Section 7 are determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the Executive is a “specified employee” as defined in Section 409A, such payments shall be paid to the Executive on the first business day of the seventh month after the Retirement Date. All equity awards will be treated in accordance with the terms set forth in the Plans and Equity Award Agreements.

8.	COMPENSATION UPON TERMINATION

In the event that the Executive’s employment terminates for any reason other than pursuant to section 7, the provisions of this Section 8 shall determine the Executive’s entitlement to compensation and benefits in connection with and subsequent to such termination.

(a)	If (i) the Company terminates the employment of the Executive for Cause or (ii) the Executive terminates his employment without Good Reason, the Company shall pay to the Executive, within 30 days after the Date of Termination, all accrued Base Salary and benefits through the Date of Termination (the “Accrued Benefits”) and within a reasonable period as determined by the Compensation Committee and/or as is administratively practical any Annual Incentive earned in respect of the previous completed fiscal year but not paid as of the Date of Termination. The Company shall have no further obligations to the Executive after the Date of Termination.

(b)	If the Executive’s employment terminates due to his death or disability, the Company shall pay to the Executive, or his legal representative or estate, as the case may be, within 30 days after the Date of Termination the following:

(i) Upon his death, the Company shall either pay the spouse or his dependent children or other dependents, in aggregate, provide for or take such actions necessary to ensure the following:

(v) 6 months Base Salary (reduced, in the case of termination by reason of disability, by any amounts paid pursuant to section 8 (b) (ii) hereof);

(w) a bonus equal to 50% of the annual target rate of bonus in the year of the Date of Termination;

(x) take actions necessary such that all Options or Shares granted to the Employee under the Plans which remain unvested shall immediately vest;

(y) a pro rata bonus for the fiscal year in which the Date of Termination occurs based on the Average Incentive amount and the number of days elapsed in the current fiscal year as of the Date of Termination.

(ii) If the Company terminates the employment of the Employee by reason of disability, the Company shall:

(v) pay to the Employee, not less frequently than monthly, the amount of any difference between the level of long-term disability benefits required to be maintained under the Benefit Plans (the “Maximum Monthly Benefit” as defined in the US Benefit Plans), and the amount actually paid in satisfaction of such benefits by insurance, for so long as the Employee remains disabled and therefore entitled to such benefits;

(w) take actions necessary such that all Options or Shares granted to the Employee under the Plans which remain unvested shall immediately vest;

(x) pay a pro rata bonus for the fiscal year in which the Date of Termination occurs, based on the Average Incentive amount and the number of days elapsed in the current fiscal year as of the Date of Termination; and

(y) following the Date of Termination pursuant to this Section 8(b) (ii), ensure that the Employee’s Health Coverage under the Benefit Plans as described in Schedule I shall continue to be provided at the Company’s expense.

(c)	If the Executive’s employment terminates for any reason other than the reasons described in Section 7 or subsections (a) or (b) of this Section 8, the Executive shall be entitled to the following payments and benefits: (i) the Accrued Benefits, paid within 30 days after the Date of Termination, (ii) the target Annual Incentive Amount, prorated based on the number of days elapsed in the current fiscal year as of the Date of Termination, paid on the first business day of the seventh month after the Date of Termination, (iii) an amount equal to 12 months’ Base Salary at the rate in effect on the Date of Termination, paid in part as a lump sum equal to 6 months’ Base Salary on the first business day of the seventh month after the Date of Termination and the remainder in equal installments in accordance with the Company’s normal payroll practices, commencing with the first payroll after the sixth month following the Date of Termination, (iv) an amount equal to the target Annual Incentive Amount, paid in part as a lump sum equal to 6/12ths of such target Annual Incentive Amount on the first business day of the seventh month after the Date of Termination and the remainder in 6 monthly installments, commencing after the sixth month following the Date of Termination, and (v) the Executive and his dependents, as applicable, shall continue to be eligible to participate in the Company’s health plans on the same basis as an active employee of the Company for a period of 12 months following the Date of Termination (the “Severance Period”) or, if shorter, until the Executive becomes entitled to participate in or receive coverage under health plans of a subsequent employer. For the avoidance of doubt, if the Executive’s employment is terminated pursuant to this subsection (c) of this Section 8, the Executive shall receive any payments to which he is entitled under subsection (f) of Section 6 (to the extent that subsection (f) of Section 6 is applicable) in addition to any payments and benefits to which he is entitled under this subsection (c) of this Section 8.

(d)	Notwithstanding the foregoing, if the Executive’s employment terminates for any reason other than those reasons described in Section 7 or subsections (a) or (b) of this Section 8 in connection with a Change in Control as defined in Section 22 hereof, the provisions of Section 22 shall govern.

(e)	In the event of the Executive’s termination of employment other than by the Company for Cause or due to the Executive’s death, the Executive agrees to execute a general release in a form acceptable to the Company. The payments and provision of benefits to the Executive required by Section 7 or subsections (b) and (c) of this Section 8 (other than the Accrued Benefits) shall be conditioned on the Executive’s delivery (and non-revocation prior to the expiration of the revocation period contained in the release) of such release.

9.	INDEMNIFICATION

The Company shall indemnify the Executive (and his legal representatives or other successors and heirs) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding provided approved by the Board) by the laws of Bermuda, as in effect at the time of the subject act or omission; and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors and heirs) may be made a party by reason of his being or having been a director, officer or Executive of the Company or any of its subsidiaries; provided, however, that no indemnification shall be made to the Executive for losses relating to any disgorgement remedy contemplated by Section 16 of the Securities and Exchange Act of 1934. If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive shall notify the Company promptly in writing of the institution of such action, suit or proceeding and the Company shall assume the defense thereof and the employment of counsel and payment of all fees and expenses, provided, however, that if a conflict of interest exists between the Company and the Executive such that it is not legally practicable for the Company to assume the Executive’s defense, the Executive shall be entitled to retain separate counsel reasonably acceptable to the Company at the Company’s expense.

10.	TAXES

The Company shall deduct all taxes required by law from all amounts payable under this Agreement.

11.	CONFIDENTIALITY

Unless otherwise required by law or judicial process, the Executive shall retain in confidence during and after termination of the Executive’s employment with the Company all confidential information known to the Executive concerning the Company and its business. This clause shall remain in effect in perpetuity or until such confidential information is publicly disclosed by the Company or otherwise becomes publicly disclosed other than through the Executive’s actions. Violation by the Executive of this Section 11 will give the Company the right to immediately terminate all future severance payments including any post termination exercise periods.

12.	COVENANTS NOT TO COMPETE OR INTERFERE

In consideration of the benefits and entitlements provided by this Agreement, the Executive agrees that, during his employment hereunder and for the duration of the Severance Period (the period between the date of “Notice of Termination” and “Date of Termination”) he will not, other than on behalf of the Company, directly or indirectly, as a sole proprietor, agent, broker or intermediary, member of a partnership, or stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation:

(a)	Solicit, encourage, induce or accept business (i) from any clients of the Company or its affiliates, (ii) from any prospective clients whose business the Company or any of its affiliates is in the process of soliciting at the time of the Executive’s termination, or (iii) from any former clients which had been doing business with the Company or its affiliates within one year prior to the Executive’s termination;

(b)	Solicit or hire any employee of the Company or its affiliates to terminate such employee’s employment with the Company; provided

(c)	During the vesting period of all outstanding equity awards the Executive will not be permitted to serve as an officer or employee of a firm or corporation which is directly or indirectly engaged in the same type of business as the Company or the insurance or reinsurance industry, unless the Executive receives clearance from the President & Chief Executive Officer of PartnerRe Ltd. Provided at all times the Executive complies with Sections 11 and 12, the Executive shall be permitted to serve as a director or consultant (i.e. an external advisor for specific projects or matters) with a firm or corporation which is directly or indirectly engaged in the same type of business as the Company or the insurance or reinsurance industry, without requiring clearance from the President & Chief Executive Officer of PartnerRe Ltd, following his termination of employment with the Company by reason of retirement.

The parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Sections 11 and 12 will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Sections 11 and 12. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against him for such breaches or threatened or attempted breaches. The Executive acknowledges that he has received good and valuable consideration for the obligations contained in Sections 11 and 12. Violation by the Executive of any of the restrictions contained in Sections 11 and 12 will give the Company the right to immediately terminate all future severance payments including any post termination exercise periods.

13.	PROPERTY

The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during the term of his employment hereunder are the sole property of the Company (“Company Property”). During the term of his employment, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, except in furtherance of his duties under the Agreement. When the Executive’s employment terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

14.	SUCCESSORS; BINDING AGREEMENT

(a)	This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives or heirs.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

15.	NOTICE

For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address maintained in the Company’s employment records.

If to the Company:

PartnerRe Ltd.:

Attn: Chief Executive Officer

Wellesley House

90 Pitts Bay Road

Pembroke HM08

Bermuda

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed and enforced in accordance with the laws of Connecticut, without regard to the principles of conflict of laws. Each party agrees to submit to the exclusive jurisdiction of the ordinary courts of the state of Connecticut.

17.	SURVIVORSHIP

The respective rights and obligations of the parties hereunder, including, without limitation, the rights and obligations set forth in Sections 5 through 15, 16 and 18 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.	ARBITRATION

The Company and the Executive agree to arbitrate any controversy or claim arising out of this Agreement or otherwise relating to the Executive’s employment by the Company or the termination of such employment to the extent required (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination); provided that the Company shall have the right to, and be permitted to, seek and obtain injunctive relief from a court of competent jurisdiction pursuant to Section 12. Any such arbitration shall be fully and finally resolved in binding arbitration in a proceeding in the State of Connecticut, in accordance with the Employment Rules and Mediation Procedures of the American Arbitration Association before a single arbitrator. The arbitrator shall not have the authority to modify or change any of the terms of this Agreement, except as provided in Section 12 hereof. The arbitrator’s award shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow. Each party shall bear his or its own costs incurred by any such arbitration. The arbitrator may require the losing party thereto, as determined by the arbitrator, to bear the costs and fees incurred in any such arbitration, including legal fees and expenses. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive.

19.	MISCELLANEOUS

(a)	The parties hereto agree that this Agreement contains the entire understanding and agreement between them, and supersedes all prior understandings and agreements between the parties, including, without limitation, the Employment Agreement by and between the Executive effective October 1, 2010, respecting the provision of services by the Executive to the Company other than the provisions of any Plan or Benefit Plan or award or other instrument entered into hereunder.

(b)	The parties further agree that the provisions of this Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)	The form and timing of all payments under this Agreement shall be made in a manner which complies with all applicable laws, rules and regulations.

(d)	Except as set forth in the Plans, Equity Award Agreements or Benefit Plans, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(e)	Except as otherwise set forth in Section 9 or Section 14 hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company and the Executive any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

20.	SEVERABILITY AND JUDICIAL MODIFICATION

If any provision of this Agreement is held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

21.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

22.	CHANGE OF CONTROL

The terms of the Change in Control Policy (the “CIC Policy”) as approved by the Compensation Committee and any amendment thereto, shall apply to the Executive. The CIC Policy shall be incorporated in this Agreement and shall be binding on the Executive as if such CIC Policy were contained herein verbatim.

23.	SECTION 409A

It is intended that the provisions of this Agreement comply with Section 409A and the Treasury regulations relating thereto so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A would result in the Executive being subject to payment of “additional tax” under Section 409A, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A, which such amendment shall be designed to minimize the adverse economic effect on the Executive without increasing the cost to the Company (other than transactions costs), all as reasonably determined in good faith by the Company and the Executive to maintain to the maximum extent practicable the original intent of the applicable provisions. This Section 23 does not guarantee that payments under this Agreement will not be subject to “additional tax” under Section 409A.

Signature page follows.

IN WITNESS WHEREOF, the Company has caused its name to be ascribed to this Agreement by its duly authorized representative, and the Executive has executed this Agreement effective as of the date set forth in Section 2 hereof.

/s/ Costas Miranthis
Name: Costas Miranthis
Title: President and CEO, PartnerRe Ltd.
Date:

/s/ Marvin Pestcoe
Name: Marvin Pestcoe
Date:

Schedule

Marvin Pestcoe, CEO of PartnerRe Capital Markets Group

1. Annual Base Salary:	US$535,000

2. Annual Incentive:	Target 100% of Annual Base Salary.

For 2010, prorated for time as CEO of PartnerRe Capital Markets Group.

3. Promotion Equity Award	12,500 SARs (on promotion to CEO of PartnerRe Capital Markets Group).

4. US Benefit Plans:

Full details of the PartnerRe US Benefit Plans are contained in the official Plan documents, which are available at the office of the Plan Administrator. PartnerRe US reserves the right to modify, discontinue or terminate any benefit or benefit plan and to implement any changes at any time, and for any reason, at its sole discretion

You will be eligible for all the US Benefit Plans as set-up and administered for all US Company employees, as may be changed from time to time. These currently include:

Health Coverage – Major Medical, Dental and Hospitalization

Group Term Life Insurance

Short and Long Term Disability

Accidental Death and Dismemberment

401k Plan

5 weeks vacation per calendar year

Personal Days: 3 per calendar year

Paid Holidays: 12 per calendar year

Free Parking

5. Tax Advice	Entitled to reimbursement of reasonable tax advice and preparation costs.

6. Continuous Service:	Your original employment start date with PartnerRe Ltd. of January 22, 2001 will be maintained for the calculation of service related benefits.